As filed with the Securities and Exchange Commission on August 4, 2020
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

SeaSpine Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-3251758 (I.R.S. employer identification number)

5770 Armada Drive, Carlsbad, California (Address of principal executive offices)	92008 (Zip code)
________________

SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan
SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan
(Full title of the plans)
________________

Patrick L. Keran
Senior Vice President, General Counsel
SeaSpine Holdings Corporation
5770 Armada Drive
Carlsbad, California 92008
(Name and address of agent for service)

(760) 438-7400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	3,500,000 shares (3)	$9.10	$31,850,000	$4,134.13
Common stock, par value $0.01 per share	2,000,000 shares (4)	$9.10	$18,200,000	$2,362.36
Total	5,500,000 shares	$9.10	$50,050,000	$6,496.49
(1)    Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock that may become issuable under the plan covered by this registration statement by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the registrant’s common stock.
(2)    Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) on the basis of the average of the high and the low prices of the common stock as reported on the Nasdaq Global Market on July 31, 2020.
(3)    On April 13, 2020, the board of directors of the registrant approved an amendment to the SeaSpine Holdings Corporation 2015 Amended and Restated Incentive Award Plan (as amended and restated and as further amended to date, the “2015 Plan”) pursuant to which, among other things, an aggregate of an additional 3,500,000 shares of common stock were added to the 2015 Plan, subject to approval by the registrant’s stockholders. The registrant’s stockholders approved such amendment on June 3, 2020. These shares represent such additional shares added to the 2015 Plan.
(4)    Represents shares of common stock reserved and available for issuance under the SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan.

The Registration Statement shall become effective automatically upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.
Not required to be filed with this registration statement.*
Item 2.    Registrant Information and Employee Plan Annual Information.
Not required to be filed with this registration statement.*
* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities Exchange Commission (SEC) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents that we filed with the SEC are incorporated by reference in this registration statement:

•
our annual report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC on February 28, 2020, including all material incorporated by reference therein, which includes the portions of our definitive proxy statement on Schedule 14A filed with the SEC on April 20, 2020 incorporated by reference into Part III of such annual report;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020 as filed with the SEC on May 6, 2020 and August 4, 2020, respectively;

•
our current reports on Form 8-K filed on each of January 7, 2020, January 8, 2020, April 6, 2020, April 24, 2020, June 5, 2020, and July 31, 2020, including all material incorporated by reference therein; and

•
the description of our common stock contained in our registration statement on Form 10-12B (File No. 001- 36905) initially filed with the SEC on April 1, 2015, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 6.    Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (DGCL) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of

Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Our amended and restated bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our amended and restated bylaws also provide that we shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any such person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.
Our amended and restated certificate of incorporation provides that, to the maximum extent permitted by the DGCL, as the same exists or may be amended, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation also provides that, to the fullest extent permitted by law, we may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was our director, officer, employee or agent or of any of our predecessors, or serves or served at any other enterprise as a director, officer, employee or agent at our request or at the request of any of our predecessors.
We also maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our amended and restated certificate of incorporation or amended and restated bylaws.
Item 8.    Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of SeaSpine Holdings Corporation	Form 8-K	001-36905-15966132	3.1	7/1/2015
4.2	Amended and Restated Bylaws of SeaSpine Holdings Corporation	Form 10-K	001-36095-19650374	3.2	3/1/2019
4.3	Form of Stock Certificate	Form 10	001-36905-15904590	4.1	6/1/2015

5.1	Opinion of Patrick L. Keran, Esq., Vice President, General Counsel of SeaSpine Holdings Corporation					X
23.1	Consent of RSM US LLP, Independent Registered Public Accounting Firm					X
23.3	Consent of Patrick L. Keran (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on the signature page of this registration statement)					X
99.1	SeaSpine Holdings CorporationAmended and Restated2015 Incentive Award Plan (as amended and restated as of March 22, 2018)	Form S-8	333-211887-161700155	99.1	5/30/2018
99.2	Amendment to the SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan (effective June 3, 2020)	DEF 14A	001-36905-20802622	Appendix A	4/20/2020
99.3	SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan- Form of Stock Option Grant Notice (including Stock Option Agreement)	Form S-8	333-211887-161700155	10.2	6/7/2016
99.4	SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan - Form of Stock Option Grant Notice (including Stock Option Agreement)	Form 10	001-36905-15904590	10.9	6/1/2015
99.5	SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan- Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement	Form S-8	333-211887-161700155	10.3	6/7/2016
99.6	SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan - Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement.	Form 10-K	001-36905-17665133	10.22(f)	3/3/2017
99.7	Form of SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (used for grants on and after May 30, 2018)	Form S-8	333-211887-161700155	99.5	5/30/2018
99.8
SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan - Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement. (used for grants on and after February 1, 2018)
		Form 10-K	001-36905-18663242	10.22(g)	3/2/2018
99.9
SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan - Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement. (used for grants on and after January 1, 2020)
		Form 10-K	001-36905-20672604	10.12(i)	2/28/2020
99.10
SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan - Form of Stock Option Grant Notice and Stock Option Agreement. (used for grants on and after June 6, 2018 for Senior Leadership Team Members)
		Form 10-Q	001-36905-18979117	10.1(b)	7/31/2018
99.11
SeaSpine Holdings Corporation Amended and Restated 2015 Incentive Award Plan - Form of Stock Option Grant Notice and Stock Option Agreement. (used for grants on and after June 6, 2018 for Non-Senior Leadership Team Members)
		Form 10-Q	001-36905-18979117	10.1(c)	7/31/2018
99.12	SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan	Form 10-Q	001-36905-201074116	10.5	8/4/2020
99.13	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan	Form 10-Q	001-36905-201074116	10.6	8/4/2020
99.14	Form of Stock Option Grant Notice and Stock Option Agreement under the SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan (for Senior Leadership Team Members)	Form 10-Q	001-36905-201074116	10.7	8/4/2020
99.15	Form of Stock Option Grant Notice and Stock Option Agreement under the SeaSpine Holdings Corporation 2020 Employment Inducement Incentive Award Plan (for Non-Senior Leadership Team Members)	Form 10-Q	001-36905-201074116	10.8	8/4/2020

Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 (Rule 424(b)) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 6. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on August 4, 2020

SEASPINE HOLDINGS CORPORATION

By:	/s/ Patrick L. Keran
Patrick L. Keran
Senior Vice President, General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of SeaSpine Holdings Corporation hereby constitutes and appoints Keith C. Valentine and John J. Bostjancic, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any one or more amendments to any part of this registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act of 1933, as amended, to keep such registration statement effective or to terminate its effectiveness, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Keith C. Valentine	President, Chief Executive Officer and Director	August 4, 2020
Keith C. Valentine	(Principal Executive Officer)

/s/ John J. Bostjancic	Chief Financial Officer	August 4, 2020
John J. Bostjancic	(Principal Financial and Accounting Officer)

/s/ Kirtley C. Stephenson	Chair of the Board	August 4, 2020
Kirtley C. Stephenson

/s/ Stuart M. Essig, Ph.D.	Lead Independent Director	August 4, 2020
Stuart M. Essig, Ph.D.

/s/ Keith Bradley, Ph.D.	Director	August 4, 2020
Keith Bradley, Ph.D.

/s/ Kimberly Commins-Tzoumakas	Director	August 4, 2020
Kimberly Commins-Tzoumakas

/s/ Michael Fekete	Director	August 4, 2020
Michael Fekete

/s/ Renee M. Gaeta	Director	August 4, 2020
Renee M. Gaeta

/s/ John B. Henneman, III	Director	August 4, 2020
John B. Henneman, III